EXHIBIT 10.1
EMPLOYMENT CONTRACT
This Employment Contract (“Contract”) is entered into by and between the parties identified below (hereinafter referred to jointly as “Parties” and, individually, as “Party”):
I.    On the one part:
(a)    HOUGHTON BRASIL LTDA., a limited company duly incorporated and existing in accordance with the laws of Brazil, headquartered in the City of Maua, State of Sao Paulo, at Rua Alpont, No. 170, enrolled with the CNPJ/MF under No 57.490.245/0001-61, herein represented by its legal representatives (“Houghton Brazil/Employer”); and
II.    On the other part:
(b)    Renato Addas Carvalho, Brazilian, married, Chemical Engineer, bearer of Identity Card [***] and enrolled with the Individual Taxpayers’ Register (“CPF/MF”) under [***], resident and domiciled in the [***] (“Employee”),
WHEREAS Houghton Brazil offered the position of Managing Director for South America to the Employee and Employee agreed to provide services in that position as of March 1st, 2012;
THEREFORE, the Parties resolve to execute this Contract, under the following terms and conditions:
1.Term, Notice
1.1.The Contract is entered for indefinite term. For being a Contract for indefinite term, any of the Parties may terminate this Contract provided that a notice of at least 30 (thirty) days is given to the other Party (or any other notice period required under applicable laws or collective bargaining agreement). Section 11 of this Contract regulates termination of employment.
2.Duties
2.1.The Employee will perform his duties as Managing Director for South America, reporting to the President of Houghton Americas. However, the Parties agree, for the purposes of article 456, sole paragraph of Consolidated Labor Laws (“CLT”) that Houghton Brazil’s parent company may, at its discretion, assign additional or different duties and services to the Employee without triggering any additional compensation.
2.2.The Employee undertakes to comply with all Houghton Brazil’s internal policies, including its Code of Conduct and articles of association, as well as special instructions and directives from Houghton Brazil.
3.Employment    Contract Conditions
3.1.Employee will provide services, essentially in the Headquarters of the Employer, in Brazil or in another location, as directed by the Employer, in Brazilian national territory, but agrees to travel domestically or internationally as required for the performance of Employee’s functions at the discretion of the Employer.

3.2.In case the Houghton requires the Employee to be (1) transferred to any other position in Houghton Brazil or (2) to be transferred to any other legal entity that is Houghton Brazil affiliate, on a permanent or temporary basis, the Parties will negotiate in good faith the terms and conditions to apply to the transfer.
3.3.The Employee will hold position of trust and will be exempt of any work time or attendance control from Houghton Brazil. In that capacity, the Employee will not be entitled to any overtime, under the terms of article 62, II, of CLT.
3.4.The Employee will be entitled to a thirty (30)-day paid vacation period, plus 1/3 allowance on vacation pay, vesting each complete 12-month period of employment.
3.5.Subject to the terms and limits provided under the applicable policy, and provided that the Employee submits appropriate receipts, the Employee will be reimbursed for travel and business expenses incurred in the performance of Employee’s duties or while promoting Houghton Brazil’s interests.
3.6.Houghton Brazil will furnish the equipments and devices to the Employee and pay the related expenses for their use in the performance of Employee’s duties. The Employees will return those assets at the request of the Employer or in case of expiration or termination of this Contract.
3.7.The Employee acknowledges that all IT devices, including computers and Houghton Brazil e-mail may be monitored at anytime and Employee agrees to use such devices and e-mail address for professional use only.
3.8.Employee agrees that Employee’s personal data can be updated, processed by and shared among Houghton Brazil, its affiliates and agents for purposes associated with the employment relationship.
4.Compensation
4.1.Houghton Brazil will pay to the Employee a monthly base salary in the gross amount of R$ 47,658.00 as per Houghton regular payroll cycle. The base gross salary will be revised annually under applicable union regulation. Base monthly salary will be subject to all deductions and withholdings of social security and income tax or otherwise as required by law.
4.2.The Employee will receive a 13th month salary in accordance and in the terms of with Brazilian labor law.
4.3.Throughout the Term of this Contract, the Employee will be entitled to an annual bonus payable under the terms, targets and conditions set out in Houghton International’s Management Incentive Plan (“MIP”). The terms of MIP are provided under a handbook which is an integral part of this Contract as its Exhibit I.
4.4.The target of the Employee Bonus will be 40% (forty per cent) of Employee’s annual salary. For the purpose of this section, annual salary shall mean the aggregate of thirteen (13) times Employee’s base salary provided in section 4.1.
4.5.The 2012 bonus will be guaranteed at a minimum of 30% (thirty per cent) of annual salary prorated considering the first day of Employee services. If the commencement date is no later than March 1st, Houghton Brazil will guarantee R$ 157,244.00 as bonus.
4.6.All incentive payments, if any, will also be subject to all legal deductions.

4.7.Houghton Brazil may also deduct from the compensation provided under this Contract any sums that the Employee may owe, including overpayments, loans or advances made to the Employee by Houghton Brazil or sums paid on Employee’s behalf, this one as long as previously authorized. This provision also applies to deduction of amounts related to full or partial costs in connection with benefit plans offered by Houghton Brazil, as provided under the terms of such benefit plans.
4.8.Employee will repay and/or have deducted from compensation or severance pay any and all losses and/or damages caused in the exercise of his duties in case of any fraud or act of gross negligence or in breach of law or Houghton Brazil’s articles of association attributable to the Employee.
5.Benefits
5.1.Houghton Brazil will provide Employee with any benefits required under Brazilian legislation and/or applicable union regulations including an annual vacation of 30 calendar days.
5.2.The Employee and legal dependents will be beneficiaries of health and dental insurance comparable to the health and dental insurance provided by Employee’s previous employer. The cost of this insurance will be reimbursed or paid directly by Houghton Brazil up to a monthly net limit of R$ 3,000.00, this limit value will be adjusted annually based on the official index for the health pans. If Houghton is to provide medical and dental insurance which policy is compatible with the one agreed herein, the Employee agrees to become beneficiary along with his dependents, such policy being the reimbursement hereto no longer applicable.
5.3.The Employee will be entitled to use a corporate car for performance of his duties and also for reasonable private use. The Company car is to be driven only by the Employee. Houghton Brazil will be responsible for all costs with maintenance, repairs, insurance, taxes, tolls, parking, fuel and oil required for the performance of Employee’s duties. Houghton Brazil will not be responsible, in any occasion, by tickets or fines received by the Employee while using the vehicle. Houghton Brazil will not reimburse parking expenses in respect of any private use of the corporate car.
5.4.Houghton Brazil will contract a life insurance to the Employee of a total of 20 (twenty) monthly base salaries for the cases of Employee’s death or disability while employed by Houghton Brazil. The payment will be done to the person indicated by the Employee in the insurance policy.
5.5.Houghton Brazil will pay monthly to the Employee an additional amount of 5% of the monthly base salary as a reimbursement of Private Pension Fund. In case Houghton Brazil establishes a Private Pension Fund to the Employee providing contributions equal to or greater than 5% of monthly base salary, the additional 5% payment stated in 5.5. will be eliminated. In case Houghton Brazil establishes a Private Pension Fund to the Employee providing less than 5% of monthly base salary, the additional 5% payment stated in 5.5. will be reduced by the amount of the value of the Pension Fund provided each month by Houghton Brazil. This additional amount will not be used for the calculation of the annual bonus and will not be part of salary or compensation under the terms of article 458, paragraph second, of Consolidated Labor Laws not affecting the calculation of employment and severance benefits, taxes and contributions.
6.Grant of Stock Options
6.1.The Employee will be granted the option to purchase 1,000 (one thousand) shares of Houghton International stock at a grant price of US$300 per share. The shares vest 25% per year on the anniversary of the first day of services. This grant is subject to Houghton International Stock Option Plan attached herewith as Exhibit II.
6.2.In the event that a qualifying transaction occurs under Section 2.5 of Houghton International Stock Option Plan before December 31, 2013 and if the Employee remains employed by Houghton Brazil through the date of such a qualifying transaction’s closing, the Employee will be guaranteed a minimum gross payout of US$ 100,000 (one-hundred thousand dollars).
7.Sign on and Retention Bonus
7.1.Houghton Brazil will pay to the Employee a sign on and retention bonus, in case it is verified any loss of funds from current Employee’s retirement program and the Employee timely submits documents evidencing such losses.
7.2.If loss is greater than R$50,000.00 (fifty thousand reais), sign on bonus will be of R$50,000.00 (fifty thousand reais), paid 30 (thirty) days after first day of services. If loss is greater than R$100,000.00 (one hundred thousand reais), the sign on bonus will be of R$ 100,000.00 (one hundred thousand reais), of which 50% will be paid 30 (thirty) days after commencement date and the other 50% will be paid after 12 (twelve) months of employment.
7.3.If the Employee voluntarily terminates his employment contract with Houghton Brazil before the payments above, such payments will be forfeited. If the Employee voluntarily terminates his employment contract with Houghton Brazil between the date the first installment sign on bonus is paid and his first anniversary of employment, the Employee undertakes to reimburse Houghton Brazil for the value of the sign on bonus.
8.Confidentiality
8.1.The Employee acknowledges that a precondition of the employment with Houghton Brazil is his knowledge of confidential informations, exclusives and/or privileged, as well as the intellectual prope1ty’s rights of the companies of Houghton Brazil’s (or of any affiliate or controlling company thereof) For the purposes of this section, Proprietary Information will include, but will not be limited to: inventions, designs, improvements, trade secrets, manufacturing and research processes, formulas, technology, business and marketing strategies, clients list, products list and prices, administrative, business and financial information and knowledge pertaining to Houghton Brazil’s internal organization and businesses.
8.2.The Employee undertakes not to disclose, directly or indirectly, to any third party, during the term of this Contract and thereafter, any Proprietary Information of Houghton Brazil, its affiliates or another party to whom Houghton Brazil owes an obligation of confidence.
8.3.The Employee also undertakes not to use for any purpose, in Employee’s or in third parties’ benefit, any Proprietary Information, during the term of this Contract and after termination thereof, by any Party, whether, or not, with cause. The Employee finally agrees to keep all Proprietary Information in strict secrecy, even after his employment termination for any reason.
8-4. In addition, during the period of this Contract, the Employee undertakes: (i) to perform his duties in benefit and in the best interest of Houghton Brazil with exclusivity; (ii) not to perform any act or activity that may result in an act of direct; indirect competition with Houghton Brazil’s business; (iii) not participate in business that may offer competition with Houghton Brazil; and (iv) not take any action that may result in a conflict of interests with Houghton Brazil.
9.Intellectual and Industrial Property Rights
9.1.All rights to any improvements and any property rights (“Intellectual/Industrial Property Rights”), written, designed, developed or produced by the Employee during this Contract is property of Houghton Brazil and must be assigned to Houghton Brazil. Houghton Brazil will have the right to freely develop and alter such Intellectual/Industrial Property Right and to license and assign them to third parties.
9.2.The Employee agrees to promptly communicate and share any invention, improvement or intellectual property during the course of the employment and undertakes without any additional compensation to execute all such deeds and documents that, in Houghton Brazil’s sole discretion, are necessary or desirable in order for Houghton Brazil being able to protect, register, maintain and in any other way be able to fully enjoy its rights of intellectual property referred to under this Section.
9.3.Employee must notify Houghton Brazil in writing with respect to any invention, improvement or intellectual property conceived before the signing date of this Contract and of his private property Absence of such notice will result in any invention, improvement or intellectual property devised by the Employee to be subject to the obligations above.
10.Non Solicitation and Non Disparagement
10.1.The Employee agrees that during his employment with Houghton Brazil and for a period of 1 (one) year after its termination, the Employee will not directly or indirectly:
(i)persuade or try to persuade any employee, executive or service provider (including consultants and sales agents) of Houghton Brazil to terminate their contracts with Houghton Brazil;
(ii)persuade or try to persuade any customer or distributor of Houghton Brazil’s products to stop doing business or reduce the volume of business carried out with Houghton Brazil; and
(iii)make any derogatory public statement damaging Houghton Brazil’s image, regardless of that statement concerns Houghton Brazil’s financial performance, its products, services or any person related, employed or contracted by Houghton Brazil to provide services.
11.Contract Termination
11.1.Apart from all statutory severance pay owed pursuant to Brazilian laws and regulation which will be settled pursuant to the terms and deadlines provided under the law (“Statutory Severance Pay”), the Employee will be entitled upon termination at Houghton’s initiative without Cause, an additional severance pay corresponding to the aggregate of 15.5 (fifteen point five) times Employee’s monthly base salary as provided under section 4.1. (the “Additional Severance Pay”).
11.2.The Additional Severance Pay will be due to Employee’s family in case of Employee’s death while employed by Houghton Brazil before.
11.3.The Additional Severance Pay is provided that the Employee grants in benefit of Houghton Brazil and in benefit of any affiliated of controlling legal entity, a release in material terms equivalent to those set out in the release form that is an integral part of this Contract as its Exhibit III.
11.4.For the purposes of this Contract, the following events shall be characterized as ‘Cause’ for employment termination: (i) those listed as such at the article 482, of CLT, or (ii) breach, from Employees’ part, of any of the terms contained in this Contractor at the Houghton Brazil’ policies or articles of association. Should there be any Cause for termination, no Statutory or Additional Severance Pay will be owed to the Employee.
11.5.Upon termination of this Contract, for any reason, the Employee shall immediately and without any notice return all assets that are proprietary of Houghton Brazil (such as business car, business cards, mobile phone, laptop and documents either original, copies or extracts thereof, whether confidential or not), that might be in his possession.
12.Miscellaneous
12.1.The terms and conditions of this Contract supersede any and all agreements and understandings between the Employee and Houghton Brazil with regard to its object. Any alteration of this Contract will only be valid if agreed upon, in writing, by both Parties.
12.2.Any notice given hereunder will be made in writing and will be deemed effective when delivered in person or sent by mail to the addresses contained at the preamble. The Parties agree to keep the preamble information current, promptly informing the other of any changes to that information.
12.3.Each of the causes of this Contract is enforceable. However, if one or more clauses of this Contract is/are ruled invalid, for any reason, the remaining clauses will remain in full force and effect.
12-4. This Contract will be governed and construed in accordance with Brazilian law. Any dispute must be resolved by the labor Courts with competent jurisdiction where the services are provided.
12.4.This Contract is executed in Portuguese and English versions (except for Exhibits I and II that are executed in English language). In case of any conflict, the Portuguese version will prevail.
In witness whereof, the Parties have signed this Contract in two counterparts, in the presence of two undersigned witnesses, who were present throughout.
Sao Paulo, January 23, 2012
HOUGHTON BRASIL LTDA.
/s/ Charles Santangelo
By Houghton International Inc.
By Charles E. Santangelo
Title: President – Americas
Renato Addas Carvalho
/s/ Renato Addas Carvalho
Witness

Exhibit I
MIP Plan

Exhibit II
Stock Option Plan - Houghton International

Exhibit III
Release. In consideration of the conditions and settlement of Additional Severance Pay, Employee hereby releases Houghton Brasil Ltda., Houghton International Inc. as well as each of its respective quota or shareholders, controlling subsidiaries, affiliated or other related companies, officers, directors, employees, successors, assigns (hereinafter severally and collectively referred to as the “Released Parties”), fully, generally, irrevocably and irreversibly in such a way as to have nothing else to claim from the Released Parties, in any way or at any time or under any title, and in any Court or Tribunal specifically as regards any and all claims, known or unknown, which Employee, his heirs, successors or assigns have or may have against the Released Parties, irrespective of whether such claims are labor claims, lawsuits, demands, causes of action, obligations, damages or liabilities of whatever nature and however denominated or arising including, without limitation, any claims regarding salaries, bonuses, severance payments, fringe benefits, employment benefits, differences thereof, out of payroll compensation, and out of payroll bonuses and other amounts, including reimbursement of expenses, regardless if those benefits are recited in the law, collective bargaining agreement or employment contract, breach of contract, job-related illness or accident and indemnifications of any nature including from damages or pain and suffering related to the employment maintained by the Parties and to its termination.
Offset. It is hereby agreed by the Parties that the amounts hereinabove paid hereunder to Employee, duly restated by the General Index of Market Prices from Fundac;ao Getulio Vargas (“IGPM/FGV’’) as of the payment date mentioned above, may at any time, be deducted from and/ or offset against any amount, under any title, awarded, in any court or in any jurisdiction, against the Release Parties in any judicial, administrative or arbitral action or procedure started by Employee seeking relief or payment of any item or titled released under the terms above.

AMENDMENT TO THE EMPLOYMENT CONTRACT
This amendment to the employment contract (“Amendment”) is entered between the parties identified below (hereinafter jointly referred to as “Parties” and, individually, as “ffiln::”):
1.    On the one part:
(a)    HOUGHTON BRASIL LTDA., a limited company duly incorporated and existing in accordance with the laws of Brazil, headquartered in the City of Maua, State of Sao Paulo, at Rua Alpont, No. 170, enrolled with the CNPJ/MF under No 57.490.245/0001-61, herein represented by its legal representatives (“Houghton Brazil/Employer”); and
II.    On the other part:
(b)    Renato Addas Carvalho, Brazilian, married, Chemical Engineer, bearer of Identity Card [***] and enrolled with the Individual Taxpayers’ Register (“CPF/MF”) under [***], resident and domiciled in the [***] (“Employee”),
(1)    WHEREAS the Employee executed an employment contract with Houghton Brazil (“Contract”) for indefinite term;
(2)    WHEREAS clause 12.1. of the Contract sets that any amendment of the Contract will only be valid if adjusted in writing;
NOW, THEREFORE, the Parties have mutually agreed to execute this Amendment to modify sole and exclusively the following clauses, which will be effective with the following terms:
6.    Grant of Stock Options
6.1.    The Employee will be granted the option to purchase 1,000 (one thousand) shares of Houghton International stock at a grant price of US$ 275.00 per share. The shares vest 25% per year on the anniversary of the first day of services. This grant is subject to Houghton International Stock Option Plan attached to the Contract as its Exhibit II.
6.2    In the event that a qualifying transaction occurs under Section 2.5 of Houghton International Stock Option Plan before December 31, 2013 and if the Employee remains employed by Houghton Brazil through the date of such a qualifying transaction’s closing, the Employee will be guaranteed a minimum gross payout of US$100,000 (one-hundred thousand dollars).
7.    Sign on and Retention Bonus
7.1.    Houghton Brazil will pay to the Employee a sign on and retention bonus of R$50,000 (fifty thousand reais), paid on May, 2012

7.2.    If the Employee voluntarily terminates his employment contract or is terminated for cause with Houghton Brazil on or before February 28th, 2013, 100% of this payment must be repaid to Houghton Brazil. If the Employee voluntarily terminates his employment contract or is terminated for cause with Houghton Brazil between March 1st, 2013 and February 28th, 2014, the Employee undertakes to reimburse Houghton Brazil 50% of the value of the sign on bonus.
REMAINING TERMS
The remaining terms of the Contract, which do not conflict with this Amendment, remains in full force and effect.
In witness whereof, the parties have signed this Amendment in two counterparts, together with the two undersigned witnesses, who were present throughout.
Mauá, April 19th, 2012.
HOUGHTON BRASIL LTDA.
By    Houghton International Inc.
By    /s/ Charles E. Santangelo
Title/Cargo: President – Americas
/s/: Renato Addas Carvalho